As filed with the Securities and Exchange Commission on June 30, 2000
                                                      Registration No. 333-34802
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------
                                    FORM S-3
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                   PSINET INC.
             (Exact name of registrant as specified in its charter)

      New York                           4813                    16-1353600
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)
                               44983 Knoll Square
                             Ashburn, Virginia 20147
                                 (703) 726-4100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             Kathleen B. Horne, Esq.
                    Senior Vice President and General Counsel
                                   PSINet Inc.
                   44983 Knoll Square, Ashburn, Virginia 20147
                            Telephone: (703) 726-4100
                            Facsimile: (703) 726-4265
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 --------------
                                   Copies to:
                                Nixon Peabody LLP
                               437 Madison Avenue
                            New York, New York 10022
                     Attention: Richard F. Langan, Jr., Esq.
                            Telephone: (212) 940-3140
                            Facsimile: (212) 940-9940
                                 --------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   |_|
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 --------------
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

         On June 15, 2000, we acquired Metamor Worldwide, Inc. As part of the purchase price we will pay former Metamor stockholders approximately 31,894,724 shares of our common stock, based on an aggregate of 35,438,583 shares of common stock of Metamor outstanding as of the effective time of the merger and a conversion ratio of 0.9 shares of our common stock for each share of Metamor's common stock outstanding, and we will assume options to acquire approximately 4,690,116 shares of Metamor common stock which are exercisable into approximately 4,221,104 shares of our common stock. In connection with the merger, we filed a Registration Statement on Form S-4 (No. 333-34802) registering the shares of PSINet common stock to be issued in connection with the merger. Also in connection with the merger, we entered into a supplement to the indenture governing Metamor's 2.94% Convertible Subordinated Notes due 2004 having a face amount of approximately $227.0 million, providing among other things, that the notes are now convertible into PSINet common stock instead of Metamor common stock. The new conversion ratio for the Metamor notes is 21.36573 shares of PSINet common stock per $1,000 principal amount at maturity, subject to further adjustment as provided in the indenture. As part of our Registration Statement on Form S-4, we also registered up to 4,850,021 shares to be issued in connection with the conversion of the notes.

         We are now filing Post-Effective Amendment No. 1 to convert the Registration Statement on Form S-4 to a Registration Statement on Form S-3 in order to maintain an effective registration statement until such time as the Metamor notes have been converted into shares of PSINet common stock.

                     SUBJECT TO COMPLETION - June 30, 2000

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                     [LOGO]

           4,850,021 Shares of Common Stock Issuable on Conversion of
                      2.94% Convertible Subordinated Notes

                      -------------------------------------

  PSINet:

  o We are a leading independent global provider of Internet and eCommerce solutions to businesses.
  o    PSINet Inc.
       44983 Knoll Square
       Ashburn, Virginia 20147
       (703) 726-4100

  The Offering:

  o This prospectus relates to our issuance of up to 4,850,021 shares of our common stock upon conversion of the outstanding 2.94% convertible subordinated notes due 2004 of our subsidiary PSINet Consulting Solutions, Inc. (formerly known as Metamor Worldwide, Inc.). We will not receive any proceeds from the issuance of these shares.

  o The notes are convertible into PSINet common stock at the conversion rate of 21.36573 shares of PSINet common stock per $1,000 principal amount at maturity, subject to further adjustment as provided in the indenture governing the notes. The notes have an aggregate principal face amount at maturity of $227 million.

  Market and Symbol:

  o    Our common stock is listed for trading on the Nasdaq Stock
       Market's National Market under the symbol "PSIX." On June
       29, 2000 the last reported sale price of our common stock was $24.4375.

This investment involves material risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------------
                                  June __, 2000

                                TABLE OF CONTENTS

                                                                            Page

About PSINet..................................................................1

Risk Factors..................................................................4

Use of Proceeds...............................................................4

Plan of Distribution..........................................................5

Legal Matters.................................................................5

Experts.......................................................................5

Where You Can Find More Information...........................................5

Documents Incorporated By Reference...........................................6

                                _________________

        This prospectus contains "forward-looking statements" for purposes of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may involve risks and uncertainties that may cause our actual results to be materially different from future results or performance expressed or implied by such statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "believe" and "plan." Factors that could contribute to such differences are discussed under "Risk Factors."

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                _________________

                                  ABOUT PSINet

General

        We are a leading global provider of Internet and eCommerce solutions to businesses. As an Internet Super Carrier, or ISC, we offer a robust suite of products globally that enable our customers to utilize the Internet for mission critical applications carried over a worldwide fiber optic network that is capable of transmission speeds in excess of three terabits per second. We define the elements of an ISC to include:

        o Worldwide fiber network and related optronic equipment -- We operate one of the largest global data communications networks. It is Internet optimized and built with PSINet's fiber, satellite and wireless facilities which circumnavigate the globe, and is designed to enable our customers to connect to the Internet and access their corporate networks and systems resources from most of the world's major business and population centers.

        o Multiple Internet and eCommerce hosting centers-- We currently have open nine global Internet and eCommerce hosting centers located in Amsterdam, Atlanta, Herndon (Virginia/DC), La Chaux-de-Fonds (Switzerland), London, Los Angeles, New York City, Toronto and Tokyo. These data centers contain a total of approximately 338,000 square feet. In addition, we plan to open the following 15 global Internet and eCommerce hosting centers: seven in our U.S./Canada segment (Austin, Boston, Dallas, Loudoun (Virginia/DC), Miami, San Francisco and Toronto); three in our Europe segment (Berlin, Geneva and Paris); three in our Asia/Pacific segment (Hong Kong, Seoul and Sydney) and two in our Latin America segment (Buenos Aires and Mexico City). These data centers are expected to range from 60,000 to 360,000 square feet each. Once all of these hosting facilities are completed, we will have more than two million square feet of state-of-the-art infrastructure in key financial and business centers around the world.

        o Full suite of products -- We offer a full suite of Internet access and eCommerce products for corporate customers in 28 countries that not only allow them to access the Internet but also to host their mission critical business applications. We have a private label business unit, serving leading Internet Service Providers, or ISPs, and telephone companies with Internet services supporting nearly one million consumers. In addition, through our Virtual ISP, or VISP, programs, we provide a full private label solution to organizations who wish to offer Internet services to their customers, employees or members.

        o Extensive global distribution -- We have over 1,000 sales personnel and 2,500 Value Added Resellers, or VAR, systems integrators and Web design professionals throughout the world.

        o Global brand name recognition -- Our brand name is increasingly recognized throughout the world for Internet and eCommerce services and applications that meet the needs of business customers, supported by local language sales, provisioning and service.

        We offer a suite of value-added products and services that allow our customers, through their use of the Internet, to more efficiently transact and conduct eCommerce with their customers, suppliers, business partners and remote office locations. We provide Internet connectivity and Web hosting services to approximately 100,000 corporate accounts, which together with our ISP, carrier, small office/home office (SOHO) and consumer businesses around the world serve over 2.0 million end users. Our services and products include dedicated, dial-up and digital subscriber line, or DSL, Internet access services connections, Web hosting and collocation services, transaction network services, virtual private networks, or VPNs, eCommerce solutions, voice-over-Internet protocol, or IP, e-mail and managed security services. We also provide wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize our network capacity. We serve approximately 90 of the 100 largest metropolitan statistical areas in the U.S., have a presence in the 20 largest telecommunications markets globally and operate in 28 countries. We conduct our business through operations organized into five geographic operating segments - U.S./Canada, Latin America, Europe, Asia/Pacific and India/Middle East/Africa.

        We operate one of the largest global commercial data communications networks. Our Internet-optimized network extends around the globe and is connected to more than 900 points of presence, or POPs, that enable our customers to connect to the Internet. Our network reach allows our customers to access their corporate network and systems resources through local calls in over 150 countries. We expand the reach of our network by connecting with other large ISPs through contractual arrangements, called peering agreements, that permit the exchange of information between our network and the networks of our peering partners. We offer free peering to ISPs in more than 100 cities in the continental U.S., which provides each party with the opportunity to bypass the often congested and unreliable public exchange points, thereby improving overall network performance and customer satisfaction. We currently have nine global Internet and eCommerce hosting centers operating and plan to open 15 more centers. We also have three network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

        Our mission is to build the premier global IP-based communications company. We have grown by using multiple sales channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. We have increased revenues by providing services and products that enhance our customers' business processes by helping them to effectively use the Internet. We have embarked on an initiative to aggressively grow our hosting center business through the construction of more than $1.0 billion of new facilities.

        As a result of acquisitions in 1998 and 1999, we have amassed a significant number of consumer customers throughout our operating regions. Our primary strategic focus is on providing services to business and wholesale customers. Accordingly, in February and March 2000 we announced that we have begun consolidating our worldwide retail consumer operations into a new retail business unit known as Inter.net. Inter.net will be run by an experienced management team and will consist of nearly 500 staff specialists in consumer sales, marketing and customer support, as well as the existing billing and customer support systems. Inter.net will initially serve approximately 550,000 consumer accounts distributed throughout global markets (mostly outside of the United States), with over 30 localized consumer portals in more than 20 countries. We are currently assessing our options regarding Inter.net, including a possible IPO or spin-off of the business, to best maximize our shareholder value. In the first quarter of 2000, we incurred $1.1 million of incremental costs related to the consolidation and planned distribution or sale of our consumer business.

        In February 2000, we announced the launch of PSINet Ventures, a new corporate venture program. With a combination of cash investments and the exchange of services for equity, PSINet Ventures will partner with innovative Internet entrepreneurs through direct minority equity investments, typically during early and mid-stage financing. PSINet Ventures will focus globally on application service providers, or ASPs, content service providers, or CSPs, eCommerce providers, Internet infrastructure providers, incubators, and other emerging opportunities that enhance PSINet's financial and competitive technology and service positions. The services for equity structure permits the start-up company to purchase any PSINet service, including managed web hosting and VISP services, in exchange for equity rather than cash.

        During the past two years we have made significant acquisitions of fiber-based bandwidth and related equipment to enhance our network infrastructure and lower our per unit operating costs. In addition, we have acquired more than 65 companies throughout our five geographic operating regions, with many in the same countries where the result is an overlapping network infrastructure. During the first quarter of 2000, we completed and approved a plan to eliminate redundancies, streamline operations, and take advantage of synergies created by our mergers and acquisitions process. As a result of these actions, during the quarter ended March 31, 2000 we recorded a restructuring charge of $16.9 million and $59.0 million of write-off of assets and accelerated depreciation and amortization of certain tangible and intangible assets.

        Our principal executive offices are located at 44983 Knoll Square, Ashburn, Virginia 20147. Our telephone number is (703) 726-4100.

Recent Developments

Acquisition of Metamor Worldwide, Inc.

        On June 15, 2000, we acquired Metamor Worldwide, Inc., a leading provider of information technology, or IT, solutions and changed its name to PSINet Consulting Solutions, Inc. The aggregate consideration to be paid to former Metamor stockholders consists of approximately 31,894,724 shares of our common stock based on an aggregate of 35,438,583 shares of common stock of Metamor outstanding as of the effective time of the merger and a conversion ratio of 0.9 shares of our common stock for each share of Metamor's common stock outstanding. We also assumed options to acquire approximately 4,690,116 shares of Metamor common stock which are exercisable into approximately 4,221,104 shares of our common stock. In addition, we entered into a supplement to the indenture governing Metamor's 2.94% Convertible Subordinated Notes due 2004 having a face amount of approximately $227.0 million, providing among other things, that the notes are now convertible into PSINet common stock instead of Metamor common stock. The new conversion ratio for the Metamor notes is 21.36573 shares of PSINet common stock per $1,000 principal amount at maturity, subject to further adjustment as provided in the indenture. Simultaneously with the merger, we invested $50.0 million through a convertible note which is convertible into shares of preferred stock of Xpedior, a majority owned subsidiary of Metamor. The source of the cash for the investment in Xpedior was cash on hand.

Exchange and Conversion of Series C Preferred Stock

        In February and March 2000, we exchanged 8,155,192 newly issued shares of our common stock for an aggregate of 4,629,335 shares of our outstanding Series C preferred stock through individually negotiated transactions with a limited number of holders of our Series C preferred stock. The implied premium of approximately $1.7 million incurred in connection with the exchanges, net of cash to be received from the deposit account relating to the exchanged shares, was recognized as a return to preferred shareholders in the first quarter of 2000. Subsequent to the exchange, we converted the exchanged Series C preferred stock into 7,422,675 shares of our common stock, which are held as treasury stock.

                                  RISK FACTORS

        This offering involves material risks. Please carefully read the following risk factors in addition to the other information set forth in this prospectus before investing.

Risks Factors Relating to PSINet

        Holders of the convertible notes are urged to read the risk factors relating to our business in general in the Proxy Statement/Prospectus contained in our Registration Statement on Form S-4 dated May 12, 2000 and in our SEC filings which are incorporated in this document by reference.

Risks Factors Relating to Metamor

        Holders of the convertible notes are also urged to read the risk factors relating to Metamor's business contained in Metamor's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 which are incorporated by reference in this registration statement. These risk factors also relate to us now that we have acquired Metamor. To the extent that our business and the business of Metamor are subject to similar risks, we may now be more susceptible to such risks as one company than either we or Metamor were as separate companies.

Forward-looking Statements

        Some of the information contained in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisition or transactions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. The risk factors noted in this section and other factors noted throughout this prospectus, including risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the common stock being offered hereby. The Metamor notes being converted will, upon issuance of the common stock, be extinguished.

                              PLAN OF DISTRIBUTION

        We will issue shares of our common stock upon conversion of the outstanding Metamor 2.94% convertible subordinated notes by the holders of the notes.

                                  LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Nixon Peabody LLP, New York, New York. Certain attorneys with Nixon Peabody LLP currently own in the aggregate less than one percent of our common stock.

                                     EXPERTS

        The consolidated financial statements of PSINet Inc. incorporated in this document by reference to PSINet Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

        The consolidated financial statements of Metamor Worldwide, Inc. appearing in Metamor Worldwide, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file reports and other information with the SEC on a regular basis that contain financial information and results of operations. You may read and copy materials that we have filed and that Metamor has filed with the SEC at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the SEC at its Judiciary Plaza location, listed above, or by telephone at 1-800-SEC-0330, or electronically through the SEC's Web Site at http://www.sec.gov.

        Our common stock is listed on the Nasdaq National Market under the symbols "PSIX." Our SEC filings and Metamor's filings can also be read and obtained at the following address:

                             The Nasdaq Stock Market
                                 Reports Section
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        We furnish our shareholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

        We have filed a registration statement on Form S-3 with the SEC with respect to the securities being registered of which this prospectus is a part. This document does not contain all of the information contained in the registration statement, certain portions of which have been omitted as permitted by SEC rules. While complete in material respects, descriptions of documents in this prospectus are nonetheless summaries. Please refer to the full text of documents filed as exhibits for complete descriptions.

                       DOCUMENTS INCORPORATED BY REFERENCE

PSINet

         We are incorporating by reference in this document the following documents that have been filed with the SEC:

         1. Annual report on Form 10-K for the year ended December 31, 1999 (SEC File No. 0-25812). This report contains:

                  o audited consolidated balance sheets for PSINet and its subsidiaries as of December 31, 1999 and 1998;

                  o audited consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1999, 1998 and 1997.

         2. Quarterly report on Form 10-Q for the quarter ended March 31, 2000 (SEC File No. 0-25812).

         3.       Current reports on Form 8-K (File No. 0-25812) dated:

                  o  January 10, 2000
                  o  January 16, 2000
                  o  January 24, 2000
                  o  January 26, 2000
                  o  January 27, 2000
                  o  February 1, 2000
                  o  March 22, 2000
                  o  June 5, 2000
                  o  June 13, 2000
                  o  June 15, 2000

         4. The Joint Proxy Statement/Prospectus contained in Amendment No. 1 to the Registration Statement on Form S-4 (registration no. 333-34802) filed with the SEC on May 12, 2000.

         5. Registration statement on Form 8-A dated April 7, 1995, as amended (SEC File No. 0-25812).

         6. Registration statement on Form 8-A dated June 4, 1996, as amended (SEC File No. 0-25812).

Metamor

         We are incorporating by reference in this document the risk factors and the following financial statements that have been filed by Metamor with the SEC (SEC File No. 0-26970) in its annual report on Form 10-K for the year ended December 31, 1999:

                  o audited consolidated balance sheets for Metamor and its subsidiaries as of December 31, 1999 and 1998;

                  o audited consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999; and

                  o  notes to those consolidated financial statements.

Subsequent Filings

        We also incorporate by reference additional documents that may be filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        This prospectus incorporates by reference documents that are not presented or delivered to you with it. We will send you copies of these documents, exclusive of exhibits, at no cost to you. Please direct your requests to the Office of the Secretary, PSINet Inc., 44983 Knoll Square, Ashburn, Virginia 20147 ((703) 726-4100).

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        PSINet Inc. will pay all expenses incident to the sale of shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

         SEC registration fee ......................................    $246,541
         Legal fees and expenses ...................................    $ 10,000
         Accounting fees and expenses ..............................    $ 10,000
         Miscellaneous expenses ....................................     $ 5,000
                                                                         -------

               Total ...............................................    $271,541
                                                                        ========


ITEM 15.      INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Under Sections 721 through 725 of the Business Corporation Law of the State of New York ("BCL"), the registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

        As permitted by Section 721 of the BCL, the registrant's by-laws provide that the registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

        Article EIGHTH of the registrant's certificate of incorporation provides that no director of the registrant shall be held personally liable to the registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the share-holders unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the BCL. The registrant has entered into indemnity agreements with its directors and certain key officers pursuant to which the registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. PSINet also has purchased directors' and officers' liability insurance.

ITEM 16.      EXHIBITS

        The following is a list of all exhibits filed as part of this registration statement:

Exhibit
Number                                  Exhibit Description
-----                                   -------------------


 2 Agreement and Plan of Merger, dated as of March 21, 2000 among PSINet Inc., PSINet Shelf IV Inc. and Metamor Worldwide, Inc.

 4.1 Form of Indenture between Metamor Worldwide, Inc. (formerly known as Corestaff, Inc.) and The Bank of New York, as Trustee

 4.2 First Supplemental Indenture dated as of June 15, 2000 between PSINet Inc, Metamor Worldwide, Inc. and The Bank of New York, as Trustee

 5            Opinion of Nixon Peabody LLP

23.1          Consent of Nixon Peabody LLP (contained in Exhibit 5)

23.2          Consent of PricewaterhouseCoopers LLP

23.3          Consent of Ernst & Young LLP

24.1          Power of attorney

24.2          Powers of attorney for David Moir and Jorge R. Forgues

25            Statement of Eligibility on Form T-1 of The Bank of New York

         FINANCIAL STATEMENTS AND SCHEDULES:

         Financial Statements and Financial Statement Schedules:

         Incorporated by reference in this registration statement from PSINet's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed March 22, 2000, SEC File No. 0-25812.

         Incorporated by reference in this registration statement from Metamor Worldwide Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed March 30, 2000, SEC File No. 0-26970.

ITEM 17.      UNDERTAKINGS

        (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
                  (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ashburn, Commonwealth of Virginia on June 28, 2000.

                                      PSINet Inc.

                                      By: /s/ Kathleen B. Horne
                                         ---------------------------------------
                                      Name:   Kathleen B. Horne
                                      Title: Senior Vice President and
                                             General Counsel

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Name                             Title                              Date
        ----                             -----                              ----


  /s/ William L. Schrader*       Chairman, Chief Executive         June 28, 2000
---------------------------      Officer and Director
 William L. Schrader             (Principal Executive Officer)


  /s/ Harold S. Wills*           President, Chief Operating        June 28, 2000
---------------------------      Officer and Director
   Harold S. Wills

  /s/ David N. Kunkel*            Executive Vice President,        June 28, 2000
---------------------------      Vice Chairman and Director
   David N. Kunkel

  /s/ Jorge R. Forgues*           Vice President and Acting        June 28, 2000
---------------------------      Chief Financial Officer
   Jorge R. Forgues            (Principal Financial and
                                    Accounting Officer)

  /s/ William H. Baumer*                Director                   June 28, 2000
---------------------------
  William H. Baumer

  /s/ Ralph J. Swett*                   Director                   June 28, 2000
---------------------------
  Ralph J. Swett

  /s/ Ian P. Sharp*                     Director                   June 28, 2000
---------------------------
   Ian P. Sharp

*   By:   Kathleen B. Horne                                        June 28, 2000
 -------------------------
 Name:   Kathleen B. Horne
Title:  Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number    Exhibit Name                                        Location
------    ------------                                        --------

 2        Agreement and Plan of Merger               Previously filed
          dated as of March 21, 2000 among
          PSINet Inc., PSINet Shelf IV Inc.
          and Metamor Worldwide, Inc.

4.1       Form of Indenture between Metamor          Incorporated by reference
          Worldwide, Inc. (formerly known            from Exhibit 4.1 to
          as Corestaff, Inc.) and The Bank           Amendment No. 1 to
          of New York, as Trustee                    Corestaff's Registration
                                                     Statement on Form S-3 filed
                                                     on July 23, 1997 located
                                                     under Securities and
                                                     Exchange Commission File
                                                     No. 333-31509

4.2       First Supplemental Indenture dated         Filed herewith
          as of June 15, 2000 between PSINet
          Inc., Metamor Worldwide, Inc. and
          The Bank of New York, as Trustee

 5        Opinion of Nixon Peabody LLP               Filed herewith

23.1      Consent of Nixon Peabody LLP               Contained in Exhibit 5

23.2      Consent of PricewaterhouseCoopers LLP      Filed herewith

23.3      Consent of Ernst & Young LLP               Filed herewith

24.1      Power of Attorney                          Included in the signature
                                                     page to the initial filing
                                                     of this registration
                                                     statement

24.2      Powers of Attorney for David Moir          Previously filed
          and Jorge R. Forgues

 25       Statement of Eligibility on Form T-1       Incorporated by reference
          of The Bank of New York                    from Exhibit 4.1 to
                                                     Amendment No. 1 to
                                                     Corestaff's Registration
                                                     Statement on Form S-3 filed
                                                     on July 23, 1997 located
                                                     under Securities and
                                                     Exchange Commission File
                                                     No. 333-31509